                                                                EXHIBIT 5
                  [SONNENSCHEIN NATH & ROSENTHAL LETTERHEAD]


                             MITCHELL L. HOLLINS
                                (312) 876-8144

                               August 15, 1997


CNA Surety Corporation
CNA Plaza
Chicago, Illinois  60685

        Re:  CNA Surety Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by CNA Surety Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to 16,784,371 shares of Common Stock, par value $0.01 per share (the "Common Stock"), offered in connection with the merger of Capsure Holdings Corp. with a wholly-owned subsidiary of the Company, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for purposes hereof, it is our opinion that:

        1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

        2. The Common Stock offered pursuant to the Registration Statement, when issued as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to reference to our firm under the heading "Legal Matters" in the Proxy Statement/Prospectus included as part of the Registration Statement.

                                                Very truly yours,

                                          SONNENSCHEIN NATH & ROSENTHAL


                                          By: /s/ Mitchell L. Hollins

                                                Mitchell L. Hollins